Exhibit (a)(5)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock

of

Avocent Corporation

at

$25.00 Net Per Share

by

Globe Acquisition Corporation

a wholly owned subsidiary of
Emerson Electric Co.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
AT THE END OF THURSDAY, NOVEMBER 12, 2009, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated October 15, 2009 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Globe Acquisition Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Emerson Electric Co., a Missouri corporation (“Emerson”) to purchase for cash all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Avocent Corporation, a Delaware corporation (“Avocent”). Also enclosed is a letter to Avocent’s stockholders from Michael J. Borman, Avocent’s Chief Executive Officer, accompanied by Avocent’s Solicitation/Recommendation Statement on Schedule 14D-9.

We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1.	The Offer price is $25.00 per Share (the “Offer Price”) in cash, without interest, less certain applicable taxes.

2.	The Offer is being made for all outstanding Shares.

3.	The Offer is being made pursuant to an Agreement and Plan of Merger dated as of October 5, 2009 (the “Merger Agreement”) among Avocent, Emerson and Purchaser. The Merger Agreement provides, among other things, that as soon as possible after consummation of the Offer, Purchaser will merge with and into Avocent (the “Merger”), with Avocent continuing as the surviving corporation and a wholly owned subsidiary of Emerson. At the effective time of the Merger (the “Merger Effective Time”), each outstanding Share (other than any Shares in respect of which appraisal rights are validly exercised under Delaware law and any Shares held by Avocent, Emerson or any subsidiary of Emerson (including Purchaser)) will be converted into the right to receive the Offer Price (subject to, and net of, certain applicable taxes), without interest. The Merger Agreement provides that, upon the consummation of the Offer, (i) all options to acquire Shares, whether or not vested or exercisable, will be canceled and each holder of an option will be entitled to receive a cash amount (subject to, and net of, certain applicable taxes) equal to the excess, if any, of the Offer Price over the per Share exercise price of such option multiplied by the number of Shares issuable upon exercise of such option in full (after giving effect to the full vesting of all options), (ii) all performance shares that entitle the holder thereof to acquire Shares upon the attainment of performance milestones and such holder’s continued employment with Avocent, whether or not fully earned and whether or not vested, will become fully earned at maximum levels and fully vested and be canceled, and each holder thereof will receive an amount in cash (subject to, and net of, certain applicable taxes) equal to the product of the Offer Price and the maximum number of Shares represented by such holder’s performance shares, (iii) all restricted stock units that entitle the holder thereof to acquire Shares upon such holder’s continued employment with Avocent (excluding restricted stock units held by non-employee directors of Avocent) will be converted into a restricted stock unit to acquire shares of Emerson common stock and will be entitled to acceleration of vesting upon the holder’s termination of employment without cause, and (iv) restricted stock units held by non-employee directors of Avocent, whether or not vested, will become fully vested and be canceled, and each holder thereof will receive an amount in cash (subject to, and net of, certain applicable taxes) equal to the product of the Offer Price and the number of Shares represented by such holder’s restricted stock units (after giving effect to the full vesting of such restricted stock units). The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.

4.	The Board of Directors of Avocent (the “Avocent Board”) has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and in the best interests of and fair to Avocent and Avocent’s stockholders and (ii) approved and authorized the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. The Avocent Board recommends that Avocent’s stockholders accept the Offer and tender their Shares in the Offer. Avocent has been advised that all of its directors and executive officers intend to tender all of their Shares pursuant to the Offer.

5.	The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, at the end of Thursday, November 12, 2009, unless the Offer is extended by Purchaser (as extended, the “Expiration Date”).

6.	The Offer is conditioned upon, among other things, (i) there being validly tendered, in accordance with the terms of the Offer, and not withdrawn, prior to the expiration of the Offer, a number of Shares that, together with the Shares then owned by Emerson and/or Purchaser, represents at least a majority of the total number of Shares outstanding, (ii) expiration or termination of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the regulations promulgated thereunder and (iii) the receipt of all requisite clearances and approvals under the competition laws of Austria, Germany, Hungary and Ireland. The Offer is not conditioned upon Emerson or Purchaser obtaining financing.

7.	Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. However, federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. See Instruction 8 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please complete, sign, detach and return the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Instructions Form with Respect to

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Avocent Corporation
at
$25.00 Net Per Share
by
Globe Acquisition Corporation
a wholly owned subsidiary of
Emerson Electric Co.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated October 15, 2009 (the “Offer to Purchase”), and the related Letter of Transmittal, in connection with the offer by Globe Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Emerson Electric Co., a Missouri corporation, to purchase for cash all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Avocent Corporation, a Delaware corporation, at a purchase price of $25.00 per Share in cash, without interest thereon, less certain applicable taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

Number of Shares to be Tendered:	SIGN HERE

Shares*	Signature(s)

Dated , 20	Name(s)

Address(es)

(Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.